ITEM 5:        OTHER MATTERS

On July 11, 1995, Connecticut Bank of Commerce (the "Bank"), as subsidiary of CBC Bancorp, Inc. (the "Company"), received approval from the Federal Deposit Insurance Corporation for an amendment to its approved Capital Restoration Plan ("Plan"). The initial Plan called for a $200,000 capital infusion at December 31, 1994 and a subsequent $1,000,000 infusion at June 30, 1995. The $200,000 infusion was completed; however, the second tranche was delayed due to certain events beyond the Company's control which delayed the effective date of the registration of the securities intended to be offered to raise the necessary capital.

The amendment calls for an extension until September 30, 1995 to complete the securities registration and to raise a minimum of $1,200,000 million in new capital. The amendment also provides that the Company's majority shareholder will acquire such number of unsold securities in the offering as needed to achieve minimum net proceeds of $1,200,000.


Barbara Van Bergen
Vice President